Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (File No. 333-178698) on Form S-8 and the Registration Statement (File No. 333-197410) on Form S-3 of Mattress Firm Holding Corp. of our report dated March 29, 2014, relating to our audit of the consolidated financial statements of The Sleep Train, Inc. and Subsidiaries as of December 30, 2012 and December 29, 2013 and for each of the three years in the period ended December 29, 2013, included in this Current Report on Form 8-K/A.

/s/ Brown, Fink, Boyce & Astle, LLP

Sacramento, California

December 2, 2014